Exhibit 5.1

March 22, 2004

Chattem, Inc.

1715 West 38th Street

Chattanooga, Tennessee 37409

Signal Investment & Management Co.

1105 North Market Street, Suite 1300

Wilmington, Delaware 19890

SunDex, LLC

3350 Broad Street

Chattanooga, Tennessee 37409

Chattem (Canada) Holdings, Inc.

2220 Argentia Road

Mississauga, Ontario L5N 2K7

RE:	Chattem, Inc., Signal Investment & Management Co., SunDex, LLC and Chattem

(Canada) Holdings, Inc. — Registration Statement on Form S-4

Gentlemen:

We are acting as counsel to Chattem, Inc., a Tennessee corporation (the “Company”), and Signal Investment & Management Co., a Delaware corporation, SunDex, LLC, a Tennessee limited liability company, and Chattem (Canada) Holdings, Inc., a Delaware corporation (collectively, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) relating to the proposed offer to exchange (the “Exchange Offer”) by the Company of its $75,000,000 aggregate principal amount of registered Exchange Floating Rate Senior Notes due 2010 and its $125,000,000 aggregate principal amount of registered 7% Exchange Senior Subordinated Notes due 2014 (collectively, the “Exchange Notes”), and the guarantees (the “Guarantees” and, collectively with the Exchange Notes, the “Securities”) by the Guarantors of the Company’s obligations under the Exchange Notes, for, respectively, $75,000,000 aggregate principal amount of its unregistered Floating Rate Senior Notes due 2010 and $125,000,000 aggregate principal amount of its unregistered 7% Senior Subordinated Notes due 2014 (collectively, the “Original Notes”) currently outstanding and the Guarantees by the Guarantors of the Company’s obligations thereunder. This opinion is furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

March 22, 2004

In connection with the foregoing, we have examined (i) the Registration Statement, (ii) the Registration Rights Agreement, (iii) the Company’s Restated Charter and Amended and Restated By-Laws, as currently in effect, (iv) the Guarantors’ Certificate of Incorporation or Articles of Organization, as the case may be, and the Guarantors’ Bylaws or Operating Agreement, as the case may be, all as currently in effect, (v) certain resolutions adopted by the Company’s and the Guarantors’ respective Board of Directors or Board of Governors, as the case may be, relating to the Exchange Offer, the Indentures, and related matters, (vi) the Indenture dated as of February 26, 2004 among the Company, the Guarantors and SouthTrust Bank (the “Trustee”) relating to the Floating Rate Senior Notes due 2010, (vii) the Indenture dated February 26, 2004 among the Company, the Guarantors and the Trustee relating to the 7% Senior Subordinated Notes due 2014, (viii) the form of the Exchange Notes and (ix) the form of Guarantees. We also have examined and relied upon such other records, documents and other instruments in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company and the Guarantors, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that such parties have been duly organized and are validly existing and in good standing under the laws of their jurisdiction of organization and that such parties have complied with all aspects of the laws of their respective jurisdictions of organization in connection with the Exchange Notes, the Registration Rights Agreement, the Indentures and the Guarantees. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee.

2. The Guarantors are duly organized, validly existing and in good standing under the laws of the state of their incorporation or organization.

3. The Securities have been duly authorized for issuance and, when duly executed by the Company and the Guarantors, authenticated by the Trustee, and delivered by the Company in exchange for the Original Notes and the related Guarantees endorsed thereon as contemplated by the Registration Statement and the Prospectus and in accordance with the Indentures, will be validly issued, fully paid and non-assessable, and will constitute legal, valid and binding obligations of the Company (in the case of the Exchange Notes) and the Guarantors (in the case of the Guarantees), except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization,

March 22, 2004

moratorium or other similar laws relating to or affecting creditor’s rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and subject to an implied covenant of good faith, fair dealing and reasonableness.

The opinions expressed herein are limited to matters governed by the laws of the State of Tennessee, the General Corporation Law of the State of Delaware and the federal law of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under a caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

MILLER & MARTIN PLLC